Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES THIRD QUARTER FISCAL YEAR 2010 FINANCIAL RESULTS

— Third quarter revenue of $72.8 million up 25% — Record GMV of $109.0 million up 20% -

Record Adjusted EBITDA of $10.6 million up 18% — Adjusted EPS of $0.15

WASHINGTON — August 3, 2010 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its third quarter of fiscal year 2010 (Q3-10) ended June 30, 2010.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q3-10 revenue of $72.8 million, an increase of approximately 25% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs, for Q3-10 was a record $10.6 million, an increase of approximately 18% from the prior year’s comparable period.  Q3-10 Gross Merchandise Volume (GMV), the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $109.0 million, an increase of approximately 20% from the prior year’s comparable period.

Net income in Q3-10 was $3.0 million or $0.11 diluted earnings per share.  Adjusted net income, which excludes stock-based compensation and acquisition costs — net of tax, in Q3-10 was $4.0 million or $0.15 adjusted diluted earnings per share.  Net income and adjusted net income for Q3-10 were adversely affected by a sharp increase in the Company’s effective income tax rate from approximately 46% to 57%.  The Company estimates that its fiscal year 2010 effective tax rate will be approximately 50%, which is an increase from the estimated 46% utilized during Q1-10 and Q2-10, resulting in an effective tax rate for Q3-10 of approximately 57% from the cumulative adjustment.  The estimated 4% increase, in the effective rate, is a result of higher losses incurred year to date than were expected in the Company’s foreign operations, which are not deductable against its U.S. taxable income.  Excluding this tax adjustment, adjusted diluted earnings per share for Q3-10 would have been $0.18.  The Company estimates that its subsequent year’s effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes; (2) approximately 8% for state taxes, which combined approximates the Company’s cash tax rate of 43%; and (3) approximately 3% for book and tax differences including stock-based compensation expenses, primarily related to employee stock options, which are currently expensed in the financial statements but are not deductable for tax purposes until they are exercised.  Operating cash flow was $8.5 million during Q3-10, an increase of approximately 20% from the prior year’s comparable period.

“LSI reported record results for GMV and Adjusted EBITDA in Q3-10 with GMV, Adjusted EBITDA and adjusted diluted earnings per share (net of the tax adjustment) all exceeding our guidance range. As more commercial and government sellers have discovered the efficiency of our online marketplaces this has helped generate strong financial results for our shareholders, exemplified by our Adjusted EBITDA of $36.3 million and operating cash flow of $29.0 million over the last 12 months. By continuing to invest in growing our e-commerce business in the United States and abroad we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our client’s financial and environmental sustainability initiatives,” said Bill Angrick, Chairman and CEO of LSI.

“During Q3-10 we are pleased to have closed the Network International acquisition on June 15th and have commenced the integration of this business. Network’s client base in the energy sector, which utilizes the consignment model, will benefit significantly from our large buyer base for a range of high value capital assets such as: store fixtures, material handling equipment, rolling stock, heavy machinery and scrap metal.  These blue chip corporate clients are already being integrated into our commercial business demonstrating our strategic focus on further growing our capital assets vertical.”

“Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with approximately 1,315,000 registered buyers, which is up approximately 14% over the prior year period, illustrating that our marketplace continues to be attractive to buyers in a difficult economy,” stated Angrick.

– more –

Business Outlook

We are pleased with our recent progress, and our overall outlook remains positive while acknowledging that there still remains a high level of uncertainty within the global economy and that the recovery of business and consumer spending is still fragile. We expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward-looking statements reflect trends and assumptions for the next quarter and FY 2010:

(i)                                     improved commodity prices in our scrap business compared to the declining prices during fiscal year 2009;

(ii)                                  stabilized average sales prices realized in our commercial, state and local government marketplaces compared to the declining average prices of fiscal year 2009;

(iii)                               an effective income tax rate of 50%;

(iv)                              improved operations and service levels in our commercial business; and

(v)                                 our expectation that we will achieve less than optimal results in our U.K. business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract.  We earned approximately $1,286,000 under this incentive feature for the 12 months ended June 30, 2010 and we recorded this amount in the quarter ended June 30, 2010.

GMV — We expect GMV for fiscal year 2010 to range from $408 million to $418 million, which is an increase from our prior guidance range of $360 million to $400 million.  We expect GMV for Q4-10 to range from $100 million to $110 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2010 to range from $35 million to $37 million, which is an increase from our prior guidance range of $31 million to $35 million.  We expect Adjusted EBITDA for Q4-10 to range from $6.0 million to $8.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2010 to range from $0.55 to $0.59.  In Q4-10, we estimate Adjusted Earnings Per Diluted Share to range from $0.08 to $0.12.  This guidance reflects (1) the expected increase in the effective tax rate for fiscal year 2010 to approximately 50% from 46% and (2) the recent impact of our stock repurchase program under which we repurchased 293,181 shares for approximately $4.0 million during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $3.2 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $1.9 million to $2.2 million for Q4-10.  The Company expects its trend of increasing stock-based compensation costs to moderate in fiscal year 2011.

Key Q3-10 Operating Metrics

Registered Buyers — At the end of Q3-10, registered buyers totaled approximately 1,315,000, representing a 14% increase over the approximately 1,152,000 registered buyers at the end of Q3-09.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 595,000 in Q3-10, an approximately 8% increase over the approximately 548,000 auction participants in Q3-09.

Completed Transactions — Completed transactions increased to approximately 140,000, an approximately 16% increase for Q3-10 from the approximately 121,000 completed transactions in Q3-09.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-10	Q3-09
Profit-Sharing Model:
Original Surplus Contract	0.0%	6.3%
Scrap	17.3%	15.2%
Total Profit Sharing	17.3%	21.5%
Consignment Model:
GovDeals	22.4%	23.1%
Commercial — US	16.5%	20.3%
Total Consignment	38.9%	43.4%
Purchase Model:
Commercial — US	20.4%	18.0%
New Surplus Contract	20.9%	13.4%
Commercial — International	1.6%	2.7%
Total Purchase	42.9%	34.1%

Other	0.9%	1.0%
Total	100.0%	100.0%

Revenue Mix

	Q3-10	Q3-09
Profit-Sharing Model:
Original Surplus Contract	0.0%	9.8%
Scrap	26.0%	23.7%
Total Profit Sharing	26.0%	33.5%
Consignment Model:
GovDeals	3.1%	2.9%
Commercial — US	5.2%	8.3%
Total Consignment	8.3%	11.2%
Purchase Model:
Commercial — US	30.6%	28.1%
New Surplus Contract	31.3%	20.9%
Commercial — International	2.4%	4.2%
Total Purchase	64.3%	53.2%

Other	1.4%	2.1%
Total	100.0%	100.0%

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation expense and transaction expenses related to acquisitions.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(in thousands) (unaudited)
Net income	$2,990	$3,400	$9,507	$5,077
Interest income and other income, net	(50)	(33)	(91)	(359)
Provision for income taxes	4,041	2,896	9,692	4,325
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	1,058	828	2,938	2,144

EBITDA	8,242	7,294	22,656	11,797
Stock compensation expense	1,785	1,652	6,029	4,702
Acquisition costs	524	—	524	—

Adjusted EBITDA	$10,551	$8,946	$29,209	$16,499

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock-based compensation expense and transaction expenses related to acquisitions.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$2,990	$3,400	$9,507	$5,077
Stock compensation expense (net of tax)	758	892	2,985	2,539
Acquisition related expenses (net of tax)	223	—	259	—

Adjusted net income	$3,971	$4,292	$12,751	$7,616

Adjusted basic earnings per common share	$0.15	$0.16	$0.47	$0.28

Adjusted diluted earnings per common share	$0.15	$0.16	$0.47	$0.28

Basic weighted average shares outstanding	26,959,713	27,464,177	27,181,879	27,755,997

Diluted weighted average shares outstanding	27,371,132	27,556,616	27,424,,427	27,851,652

Conference Call

The Company will host a conference call to discuss the third quarter fiscal year 2010 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-510-0707 or 617-597-5376 and providing the participant pass code 19462475. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending September 3, 2010 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until September 3, 2010 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 76207046.  Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, online auction environment offering over 500 product categories. The Company’s marketplaces provide professional buyers access to a global, organized supply of surplus and salvage assets presented with customer focused information including digital images and other relevant product information along with services to efficiently complete the transaction. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing liquid marketplaces and value-added services that integrate sales and marketing, logistics and transaction settlement into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, energy equipment, industrial capital assets and specialty equipment. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com, www.networkintl.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Jim Rallo

Chief Financial Officer & Treasurer

202.467.6868

jim.rallo@liquidityservicesinc.com

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,529	$33,538
Short-term investments	17,681	30,616
Accounts receivable, net of allowance for doubtful accounts of $340 and $613 at June 30, 2010 and September 30, 2009, respectively	4,838	4,243
Inventory	14,611	14,280
Prepaid expenses, deferred taxes and other current assets	9,708	8,705
Total current assets	98,367	91,382
Property and equipment, net	7,065	6,147
Intangible assets, net	3,480	4,203
Goodwill	38,930	33,738
Other assets	7,061	3,118
Total assets	$154,903	$138,588
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,005	$5,456
Accrued expenses and other current liabilities	21,219	14,740
Profit-sharing distributions payable	4,058	4,538
Customer payables	8,533	6,797
Current portion of capital lease obligations	—	56
Total current liabilities	43,815	31,587
Capital lease obligations, net of current portion	—	82
Deferred taxes and other long-term liabilities	4,725	2,937
Total liabilities	48,540	34,606
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,614,449 shares issued and 26,792,768 shares outstanding at June 30, 2010; 28,271,983 shares issued and 27,564,521 shares outstanding at September 30, 2009	27	28
Additional paid-in capital	81,420	73,641
Treasury stock, at cost	(16,761)	(3,874)
Accumulated other comprehensive loss	(5,635)	(3,618)
Retained earnings	47,312	37,805
Total stockholders’ equity	106,363	103,982
Total liabilities and stockholders’ equity	$154,903	$138,588

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Revenue	$72,751	$58,045	$213,846	$173,363
Costs and expenses:
Cost of goods sold (excluding amortization)	30,378	20,688	90,686	61,980
Profit-sharing distributions	10,256	8,094	30,315	34,231
Technology and operations	11,982	11,413	36,224	35,019
Sales and marketing	5,221	4,398	14,879	13,303
General and administrative	6,148	6,158	18,562	17,033
Amortization of contract intangibles	203	203	610	610
Depreciation and amortization	1,058	828	2,938	2,144
Acquisition costs	524	—	524	—

Total costs and expenses	65,770	51,782	194,738	164,320

Income from operations	6,981	6,263	19,108	9,043
Interest income and other income, net	50	33	91	359

Income before provision for income taxes	7,031	6,296	19,199	9,402
Provision for income taxes	(4,041)	(2,896)	(9,692)	(4,325)

Net income	$2,990	$3,400	$9,507	$5,077

Basic earnings per common share	$0.11	$0.12	$0.35	$0.18

Diluted earnings per common share	$0.11	$0.12	$0.35	$0.18

Basic weighted average shares outstanding	26,959,713	27,464,177	27,181,879	27,755,997

Diluted weighted average shares outstanding	27,371,132	27,556,616	27,424,427	27,851,652

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Operating activities
Net income	$2,990	$3,400	$9,507	$5,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,261	1,031	3,548	2,754
Stock compensation expense	1,785	1,652	6,029	4,702
Provision for doubtful accounts	(80)	265	(272)	(54)
Changes in operating assets and liabilities:
Accounts receivable	609	(308)	172	988
Inventory	1,979	(249)	(331)	(7)
Prepaid expenses and other assets	653	(1,957)	(862)	(2,664)
Accounts payable	3,824	(213)	4,222	(2,647)
Accrued expenses and other	(113)	5,115	4,570	5,352
Profit-sharing distributions payable	(1,577)	(1,295)	(480)	(7,074)
Customer payables	(2,736)	(709)	(1,460)	(2,623)
Other liabilities	(76)	377	(224)	257

Net cash provided by operating activities	8,519	7,109	24,419	4,061
Investing activities
Purchases of short-term investments	(13,094)	(6,741)	(36,559)	(20,655)
Proceeds from the sale of short-term investments	21,596	4,615	49,360	10,015
Increase in goodwill and intangibles	(25)	(75)	(338)	(161)
Cash paid for acquisitions, net of cash acquired	(3,587)	—	(3,587)	—
Purchases of property and equipment	(836)	(984)	(3,136)	(2,764)

Net cash provided by (used in) investing activities	4,054	(3,185)	5,740	(13,565)
Financing activities
Principal repayments of capital lease obligations and debt	(110)	(3)	(138)	(13)
Proceeds from exercise of common stock options (net of tax)	941	767	1,520	949
Incremental tax benefit from exercise of common stock options	137	20	230	59
Repurchases of common stock	(3,967)	—	(12,888)	(3,874)

Net cash (used in) provided by financing activities	(2,999)	784	(11,276)	(2,879)
Effect of exchange rate differences on cash and cash equivalents	(283)	542	(892)	(116)

Net increase (decrease) in cash and cash equivalents	9,291	5,250	17,991	(12,499)
Cash and cash equivalents at beginning of the period	42,238	34,204	33,538	51,954

Cash and cash equivalents at end of period	$51,529	$39,454	$51,529	$39,454
Supplemental disclosure of cash flow information
Cash paid for income taxes	$3,423	$4,232	$9,495	$7,128
Cash paid for interest	6	11	16	40
Assets acquired under capital leases	—	100	—	100
Contingent purchase price accrued	2,805	—	2,805	—